Exhibit 5.1

November 3, 2023
Harmonic Inc.
2590 Orchard Parkway
San Jose, California 95131
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Harmonic Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 650,000 additional shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), reserved for issuance pursuant to the Harmonic Inc. 2002 Employee Stock Purchase Plan, as amended and restated effective as of June 23, 2023. Such shares of Common Stock are referred to herein as the “Shares,” and such plans are referred to herein as the “Plan.”
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

    Very truly yours,
    WILSON SONSINI GOODRICH & ROSATI, P.C.
    /s/ Wilson Sonsini Goodrich & Rosati, P.C.